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                                                                    EXHIBIT 5.1

   [LETTERHEAD OF LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. APPEARS HERE]

                                 April 2, 1998

USA Waste Services, Inc.
First City Tower
1001 Fannin, Suite 4000
Houston, Texas 77002

Ladies and Gentlemen:

  We have acted as counsel for USA Waste Services, Inc., a Delaware corporation ("USA Waste"), in connection with the registration, pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the shares of USA Waste's common stock, par value $.01 per share ("USA Waste Common Stock"), to be issued to the holders of common stock, par value $.001 per share (the "TransAmerican Common Stock") of TransAmerican Waste Industries, Inc., a Delaware corporation ("TransAmerican"), in connection with the proposed merger of TransAmerican Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of USA Waste, with and into TransAmerican (the "Merger").

  In rendering this opinion, we have examined the corporate records of USA Waste including its restated certificate of incorporation, as amended, bylaws and minutes of meetings of its directors and shareholders. We have also examined (i) the Agreement and Plan of Merger dated as of January 26, 1998, among USA Waste, TransAmerican Acquisition Corp. and TransAmerican (the "Merger Agreement"), (ii) the Registration Statement, together with the exhibits thereto, and (iii) such other documents as we have deemed necessary for the purposes of expressing the opinions contained herein. With respect to certain factual matters, we have relied on statements of officers of USA Waste.

  Based upon the foregoing, we are of the opinion that the shares of USA Waste Common Stock to be issued to the holders of TransAmerican Common Stock in consideration of the Merger are duly authorized and, when issued and delivered as described in the Merger Agreement, will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus forming a part of the Registration Statement under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Liddell, Sapp, Zivley, Hill &
                                             LaBoon, L.L.P.
                                          LIDDELL, SAPP, ZIVLEY, HILL &
                                          LaBOON, L.L.P.